Exhibit 4.14

HFC CAPITAL TRUST IV

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 4, 2004, between Commercial Capital Bancorp, Inc., a Nevada corporation (the “Corporation”), and The Bank of New York, a New York banking corporation, as trustee (hereinafter the “Trustee”). Capitalized terms used herein without definition shall have the same meanings assigned to them in the Indenture (as hereinafter defined).

RECITALS OF THE COMPANY

WHEREAS, Hawthorne Financial Corporation, a Delaware corporation (“Predecessor Corporation”), and the Trustee have entered into that certain Indenture dated as of November 1, 2002 (the “Indenture”), pursuant to which the Predecessor Corporation issued its Floating Rate Junior Subordinated Notes (the “Securities”);

WHEREAS, Article VIII of the Indenture provides that, in case of any consolidation or merger of the Predecessor Corporation with or into another person, or any conveyance, transfer or lease by the Predecessor Corporation of its properties and assets substantially as an entirety to any person, the successor entity shall execute and deliver a supplemental indenture, whereby such successor entity shall assume the duties and obligations of the Predecessor Corporation with respect to the Indenture;

WHEREAS, the Predecessor Corporation will merge with and into CCBI Acquisition Corp. (“Acquisition Corp.”), with Acquisition Corp. as the surviving entity pursuant to an Agreement and Plan of Merger, dated January 27, 2004, among Predecessor Corporation, the Corporation and Acquisition Corp.; simultaneously with or as soon as practicable thereafter, Acquisition Corp. will merge with and into the Corporation, with the Corporation as the surviving entity pursuant to an Agreement of Merger of CCBI Acquisition Corp. with Commercial Capital Bancorp, Inc., dated January 27, 2004, between the Corporation and Acquisition Corp. (collectively the “Merger”);

WHEREAS, the execution of this First Supplemental Indenture is authorized by the Corporation and the Trustee and, pursuant to Section 9.1(a) of the Indenture, no further consent of the holders of the Securities is necessary in connection therewith.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Trustee mutually covenant and agree as follows:

1. Assumption of Indenture by Corporation. In accordance with Article VIII of the Indenture, the Corporation hereby assumes the due and punctual payment of the principal and premium, if any, and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Predecessor Corporation. Accordingly, pursuant to Section 8.2 of the Indenture, the Corporation shall succeed to and be substituted for the Predecessor Corporation, with the same effect as if it had been named in the Indenture as a party thereto, and the Predecessor Corporation shall be discharged from all obligations and covenants under the Indenture and the Securities.

2. No Default. In accordance with Section 8.1(b) of the Indenture, the Corporation hereby confirms that after giving effect to the Merger, no Event of Default shall have occurred and be continuing.

3. First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.1(a) of the Indenture, and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

4. Successors and Assigns. All covenants and agreements of the Corporation and the Trustee in this First Supplemental Indenture shall bind their respective successors.

5. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. Effective Date. This First Supplemental Indenture shall be effective as of the date hereof.

9. Incorporation into Indenture. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Remainder of Page Intentionally Left Blank; Signature Page(s) to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and the seal of the Corporation to be hereunto affixed and attested, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

THE BANK OF NEW YORK, not in its individual capacity, but solely as Trustee under the Indenture

By:	/s/ BARBARA BEVELAQUA
Name:	Barbara Bevelaqua
Title:	Vice President

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